April 30, 2025
Midas Series Trust
2255 Buffalo Road
Rochester, New York 14624
Ladies and Gentlemen:
We consent to the incorporation by reference in this Registration Statement of our opinion dated April 28, 2015, regarding the sale of shares of Midas Discovery (formerly, Midas Fund) and Midas Special Opportunities (formerly, Midas Magic), each a series of Midas Series Trust.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.
32823371.1